Exhibit 4.25
[Note: Translation from the original agreement written in Chinese]
Execution Copy
Share and Debt Transfer Agreement
This Share and Debt Transfer Agreement is executed on June 11, 2010 by the following parties.
eLong, Inc. (hereinafter “Party A”)
Legal Address: 4th Floor, Hutchence David Century Garden, George Town, Grand
Cayman, Cayman Islands
Tang Yue (Justin Tang) (hereinafter “Party B”)
Residence: No.5, Doutu East Road, Chaoyang District, Beijing
ID No.: 320106197103121236
Guangfu Cui (hereinafter “Party C”)
Residence: No.1, XiangHongqi Street, Haidian District, Beijing
ID No.: 110108196902010857
Whereas:
1.	Party A is a company registered in Cayman Islands; Party B and Party C are the citizens of the People’s Republic of China. Party B holds 75% equity interest in Beijing Asia Media Interactive Advertising Co., Ltd. (hereinafter “Beijing Asia Media”).
2.	Party A and Party B signed a Fourth Amended and Restated Loan Agreement on December 28, 2007, under which Party A provided Party B with a loan of RMB375, 000 to be invested by Party B in Beijing Asia Media.
3.	Party B wishes to terminate its investment in Beijing Asia Media and to assign to Party C the entire 75% equity interest of Beijing Asia Media and all rights and obligations relating to the RMB375, 000 loan received from Party A. Party C is to hold 100% equity interest of Beijing Asia Media as a result of the transfer.
NOW THEREFORE, Party A, Party B and Party C through friendly negotiations hereby agree to and abide by this agreement (hereinafter referred to as “This agreement”) as follows:
1.	Party B assigns to Party C his 75% equity interests of Beijing Asia Media and all rights and obligations relating to Party A incurred from the RMB375,000 loan.
2.	Party B agrees to waive his preemptive right, and Party C will hold the 75% transferred equity interest of Beijing Asia Media.
3.	The total outstanding loan from Party A to Party C is increased from RMB375,000 to RMB500,000 as the result of this assignment.
4.	Party B’s rights and obligations as a shareholder of Beijing Asia Media shall be transferred to Party C once the transfer of Party B’s 75% equity interest to Party C is completed.
5.	Party C assumes all rights and obligations incurred from The Fourth Amended and Restated Loan Agreement entered by Party A and Party B once the transfer of Party B’s equity interest is completed.
6.	Party A and Party C mutually agree that they will execute the Fifth Amended and Restated Loan Agreement in Beijing on June 11, 2010.

7.	The execution, validity, interpretation, performance, modification, termination and settlement of disputes of this Agreement shall be governed by the laws of PRC.
8.	Dispute Resolution
8.1	Any dispute, conflict or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). The arbitration Commission shall conduct arbitration in accordance with the then effective rules of Arbitration application. The arbitration award shall be final and binding upon both parties.
8.2	Arbitration place shall be in Beijing, PRC.
8.3	Arbitration language shall be Chinese.
8.4	The arbitral panel shall be composed of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not coincide in opinion of the person selected for the chief arbitrator within twenty days from the date of their respectively appoint an arbitrator, the director of Arbitration Commission shall have right to appoint the chief arbitrator. The chief arbitrator shall not be a Chinese citizen or United State citizen.
8.5	Both parties agree that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with PRC Law (including but not being limited to the Contract Law of the People’s Republic of China). For the avoidance of doubt, both parties further that any court having jurisdiction (including PRC Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.
8.6	Both parties agreed to conduct arbitration in accordance with this regulation, and irrepealably waive the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.
9.	This Agreement shall become effective upon the execution of the parties.
10.	This Agreement is the complete agreement of the transaction stipulated in this Agreement and it will replace all the oral negotiation or written opinion for this transaction heretofore.
11.	This Agreement is divisible and any invalid or unenforceable clause of this Agreement will not affect the effectiveness and enforceability of other clause of this Agreement.
12.	The business, operation, financial affairs and other confidential documents concerning any party of this Agreement are confidential data. All the parties shall strictly protect and maintain the confidentiality of all such confidential data acquired from The Agreement or from the performance of The Agreement.
13.	This Agreement is in triplicate and each Party holds one copy. Each original has the same legal effect.
(No text hereunder)

In witness whereof the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the Effective Date first written above.
Party A: eLong, Inc.

Signature:	/s/ Sami Farhad
Party B: Tang Yue

Signature:	/s/ Tang Yue
Party C: Guangfu Cui

Signature:	/s/ Guangfu Cui